UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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World Acceptance Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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June 30, 2003

To the Shareholders of

    World Acceptance Corporation:

In connection with the Annual Meeting of Shareholders of your Company to be held on August 6, 2003, we enclose a Notice of the Meeting, a Proxy Statement containing information about the matters to be considered at the Meeting, and a form of proxy relating to those matters.

In addition, we enclose our 2003 Annual Report which provides information relating to the Company’s activities and operating performance during the most recent fiscal year.

You are cordially invited to attend the Annual Meeting of Shareholders. We would appreciate your signing and returning the form of proxy so that your shares can be voted in the event that you are unable to attend the Meeting. A postage-paid return envelope for that purpose is provided for your convenience. Your proxy will, of course, be returned to you if you are present at the Meeting and elect to vote in person. It may also be revoked in the manner set forth in the Proxy Statement. We look forward to seeing you at the Annual Meeting.

Sincerely yours,

Charles D. Walters Chairman of the Board and Chief Executive Officer

WORLD ACCEPTANCE CORPORATION

108 Frederick Street

Greenville, South Carolina 29607

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Our Shareholders:

Notice is hereby given that the Annual Meeting of Shareholders of World Acceptance Corporation will be held at the Company’s main office at 108 Frederick Street, Greenville, South Carolina, on Wednesday, August 6, 2003, at 11:00 a.m., local time, for the following purposes:

1.	To elect seven (7) directors to hold office until the next annual meeting of shareholders or until their successors have been duly elected and qualified;

2.	To consider and act upon a proposal to ratify the action of the Board of Directors in selecting KPMG LLP as independent public accountants to audit the books of the Company and its subsidiaries for the current fiscal year; and

3.	To transact such other business as may properly come before the Meeting or any adjournment or adjournments thereof.

The Board of Directors has fixed the close of business on June 20, 2003, as the record date for determination of shareholders entitled to notice of and to vote at the Annual Meeting or any adjournment or adjournments thereof.

The Board of Directors of the Company would appreciate your signing and returning the accompanying form of proxy promptly, so that if you are unable to attend, your shares can nevertheless be voted at the Annual Meeting.

CHARLES D. WALTERS

Chairman of the Board and Chief Executive Officer

June 30, 2003

IMPORTANT NOTICE

Please Sign and Mail Your Proxy Promptly

WORLD ACCEPTANCE CORPORATION

108 Frederick Street

Greenville, South Carolina 29607

PROXY STATEMENT

The following statement, first mailed on or about June 30, 2003, is furnished in connection with the solicitation by the Board of Directors (the “Board”) of World Acceptance Corporation (the “Company”) of proxies to be used at the Annual Meeting of Shareholders of the Company (the “Meeting”) to be held on August 6, 2003, at 11:00 a.m., local time, at the Company’s main office at 108 Frederick Street, Greenville, South Carolina, and at any adjournment or adjournments thereof.

The accompanying form of proxy is for use at the Meeting if a shareholder is unable to attend in person or plans to attend but prefers to vote by proxy. The proxy may be revoked by the shareholder at any time before it is exercised by submitting to the Secretary of the Company written notice of revocation, or a properly executed proxy of a later date, or by attending the Meeting and electing to vote in person. All shares represented by valid proxies received pursuant to this solicitation, and not revoked before they are exercised, will be voted in the manner specified therein. If no specification is made, the proxies will be voted in favor of:

1.	The election to the Board of the seven (7) nominees named in this Proxy Statement;

2.	The ratification of the Board’s selection of KPMG LLP as independent public accountants to audit the books of the Company and its subsidiaries for the current fiscal year.

The entire cost of soliciting these proxies will be borne by the Company. In addition to the solicitation of the proxies by mail, the Company will request banks, brokers, and other record holders to send proxies and proxy materials to the beneficial owners of the Company’s common stock, no par value (the “Common Stock”), and secure the beneficial owners’ voting instructions, if necessary. The Company will reimburse them for their reasonable expenses in so doing. If necessary, the Company may use several of its regular employees, who will not be specially compensated, to solicit proxies from shareholders, either personally or by other forms of communication.

Pursuant to the provisions of the South Carolina Business Corporation Act, the Board of Directors has fixed June 20, 2003, as the record date for the determination of shareholders entitled to notice of and to vote at the Meeting and, accordingly, only holders of record at the close of business on that date of outstanding shares (the “Shares”) of the Common Stock will be entitled to notice of and to vote at the Meeting.

The number of outstanding Shares entitled to vote as of the record date was 17,865,879. Each Share is entitled to one vote. In accordance with South Carolina law and the Company’s bylaws, a majority of the outstanding Shares entitled to vote, represented in person or by proxy, will constitute a quorum for the election of directors, and the ratification of the selection of auditors. Abstentions and broker non-votes (if any) will be counted for purposes of determining the presence or absence of a quorum.

With regard to the election of directors, votes may either be cast in favor of or withheld, and directors will be elected by a plurality of the votes cast. Votes that are withheld will be excluded entirely from the vote and will have no effect on the outcome of the election of directors. Approval of the auditors will be granted if more votes are cast in favor of such proposal than are cast against it. Accordingly, abstentions will have no effect on the outcome of the vote of such proposal. Broker non-votes (if any), will not be counted as votes cast and will have no effect on the outcome of the vote on any proposals. Cumulative voting is not permitted under the Company’s articles of incorporation.

On June 20, 2003, the only class of voting securities the Company had issued and outstanding was its Common Stock. The following table sets forth the names and addresses of, and the numbers and percentages of Shares beneficially owned by, persons known to the Company to beneficially own five percent or more of the outstanding Shares. Except as noted otherwise, each shareholder listed below possesses sole voting and investment power with respect to the Shares listed opposite the shareholder’s name.

Ownership of Shares by Certain

Beneficial Owners as of June 20, 2003

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Liberty Wanger Asset Management L.P. (1) WAM Acquisition GP, Inc Liberty Acorn Trust 227 West Monroe Street, Suite 3000 Chicago, Illinois 60606	2,916,200	16.3%

Thomas W. Smith (2) Thomas N. Tryforos Scott J. Vassalluzo 323 Railroad Avenue Greenwich, Connecticut 06830	2,028,400	11.4%

Strong Capital Management, Inc. (3) Richard S. Strong 100 Heritage Reserve Menomonee Falls, Wisconsin 53051	1,829,890	10.2%

Charles D. Walters (4) 108 Frederick Street Greenville, South Carolina 29607	1,795,538	9.8%

Wasatch Advisors, Inc. (5) 150 Social Hall Avenue Salt Lake City, Utah 84111	1,225,950	6.9%

(1)	Based on an amended Schedule 13G dated February 12, 2003. Liberty Wanger Asset Management, L.P. and WAM Acquisition GP, Inc. report shared dispositive power over all Shares listed, and Liberty Acorn Trust reports shared voting and dispositive power over 2,410,000 of the Shares listed.

(2)	Based on an amended Schedule 13G dated November 12, 2002. Each of Mr. Smith, Mr. Tryforos, and Mr. Vassalluzo reports shared voting and disposition power over 1,933,600 Shares. Mr. Smith reports sole voting and dispositive power over 94,800 Shares, Mr. Tryforos reports sole voting and dispositive power over no Shares, and Mr. Vassalluzo has sole power to vote and dispose of 36,000 Shares.

(3)	Based on an amended Schedule 13G dated March 13, 2003. Each of Strong Capital Management, Inc. and Mr. Strong report shared voting power over 1,817,820 Shares and shared dispositive power over 1,829,890 Shares.

(4)	Includes 503,866 Shares subject to options exercisable within 60 days of June 20, 2003, 53,500 Shares held in trust for the benefit of Mr. Walters’ grandchildren and nephew, and 3,040 Shares held by Mr. Walters’ spouse. Mr. Walters disclaims beneficial ownership of the 53,500 Shares held in trust and the 3,040 Shares held by his spouse. Also includes 190,857 Shares held by a family limited partnership of which Mr. Walters is the general partner.

(5)	Based on amended Schedule 13G dated February 14, 2003.

ELECTION OF DIRECTORS

The Company’s bylaws provide for seven directors. The Nominating and Corporate Governance Committee of the Board of Directors has nominated the director candidates described below. It is intended that the persons named in the accompanying proxy will vote only for the seven nominees for director named on the following pages, except to the extent authority to so vote is withheld with respect to one or more nominees. Each director will be elected to serve until the next annual meeting of shareholders or until a successor is elected and qualified. Directors will be elected by a plurality of the votes cast.

Although the Board does not expect that any of the nominees named will be unavailable for election, in the event of a vacancy in the slate of nominees occasioned by death or any other unexpected occurrence, it is intended that Shares represented by proxies in the accompanying form will be voted for the election of a substitute nominee selected by the Nominating and Corporate Governance Committee.

During the most recent fiscal year, the Board of Directors held four regularly scheduled meetings. Each director attended all meetings of the Board of Directors and all meetings of each committee on which he served.

Each director who is not an employee of the Company currently is paid a $4,500 quarterly retainer, plus $1,000 for each meeting of the Board of Directors attended and $500 for attendance at each meeting of a committee on which he serves. The Chairman of each Committee receives an additional $500 for each meeting attended. The Company offers a deferred fee plan for its non-employee directors under which participating directors may defer any or all of their retainer and meeting fees for specified time periods. The deferred fee plan is non-qualified for tax purposes. Deferred fees under the plan earn interest at the prime rate or, at each participating director’s option, a return based on the Company’s stock price performance over time. During fiscal 2003, Mr. Bramlett elected to defer 100% of the retainer and meeting fees to which he was entitled. None of the other directors have elected to participate in this plan. All directors are reimbursed for ordinary and necessary out-of-pocket expenses incurred in attending meetings of the Board of Directors and its committees. In addition, each outside director received options to purchase 6,000 Shares on each April 30 from 1992 through 2001, 1,500 Shares on May 14, 2002, and 10,500 Shares on May 16, 2003 pursuant to the terms of the Company’s 1992, 1994 and 2002 Stock Option Plans. The exercise price for these options was the fair market value of the Shares on the date of grant, and each option is exercisable for 10 years from the date of grant.

The Board of Directors maintains an Audit Committee on which Messrs. Way (Chairman), Bramlett, and Hummers served during fiscal 2003. The Audit Committee reviews the results and scope of each audit, the service provided by the Company’s independent accountants and all related-party transactions. The Audit Committee met five times during the most recent fiscal year, including quarterly conference calls with management and the Company’s independent auditors to review interim financial information prior to its public release. Additional information regarding the Audit Committee is set forth below under “Appointment of Independent Public Accountants.”

The Board also maintains a Compensation and Stock Option Committee on which Messrs. Gilreath (Chairman), Bramlett, Hummers and Way serve. This Committee establishes and reviews the compensation criteria and policies of the Company, reviews the performance of the officers of the Company and recommends appropriate compensation levels to the Board of Directors. Additionally, this Committee administers the Company’s 1992, 1994, and 2002 Stock Option Plans. The Compensation and Stock Option Committee met twice during the most recent fiscal year.

The Board also maintains a Nominating and Corporate Governance Committee on which Messrs. Bramlett (Chairman), Gilreath, Hummers and Way serve. This committee was established on October 24, 2002, to make nominations for director and senior executive candidates, to make recommendations regarding membership to Board Committees and to review issues with respect to the structure of Board meetings. This Committee meets at the discretion of the Board or at the call of any two members thereof. This Committee held no meetings in fiscal 2003 and has met once in fiscal 2004.

The following is a list of nominees for election to the Board of Directors. Each nominee’s name, age, current principal occupation (which has continued for at least five years unless otherwise indicated) and the name and principal business of the organization in which that occupation is carried on, the year each incumbent was first elected to the Board, all positions and offices presently held with the Company, and directorships in other public companies are set forth below. Each of the nominees served on the Board of Directors during the Company’s last fiscal year. None of the following nominees or current directors is related (as first cousin or closer) by blood, marriage, or adoption to any other nominee, director, or person who may be deemed to be an executive officer of the Company.

CHARLES D. WALTERS (64), Chairman and Chief Executive Officer, World Acceptance Corporation. Mr. Walters has served as Chairman of the Board of Directors and chief executive officer since July 1991 and as a director since April 1989. Mr. Walters served as president from 1986 to 1996, executive vice president from 1984 to 1986, and as regional vice president responsible for operations in Texas and Oklahoma from 1976 to 1984. Mr. Walters joined a predecessor of the Company in 1972.

DOUGLAS R. JONES (51), President and Chief Operating Officer, World Acceptance Corporation. Mr. Jones has served as president and chief operating officer since August 1999 and as a director since May 2001. Prior to August 1999, Mr. Jones was a regional operations director for Associates Financial Services, Inc. Mr. Jones was employed by Associates Financial Services, Inc. in various positions from August 1977 until June 1999.

A. ALEXANDER McLEAN, III (52), Executive Vice President and Chief Financial Officer, World Acceptance Corporation. Mr. McLean has served as executive vice president since August 1996, senior vice president since 1992, and as vice president and chief financial officer and a director since June 1989. Mr. McLean is a certified public accountant in South Carolina.

JAMES R. GILREATH (61), Attorney, James R. Gilreath, P. A., Greenville, South Carolina, a law firm. Mr. Gilreath has served as a director of the Company since April 1989.

WILLIAM S. HUMMERS, III (57), Vice Chairman and Executive Vice President, The South Financial Group, Inc., Greenville, South Carolina, a bank holding company. Mr. Hummers has served in his present capacities with The South Financial Group, Inc., formerly Carolina First Corporation, since 1988. Mr. Hummers currently serves as a director of The South Financial Group, Inc. Mr. Hummers has served as a director of the Company since April 1989.

CHARLES D. WAY (50), Chairman, President, and Chief Executive Officer, Ryan’s Family Steak Houses, Inc., Greer, South Carolina, a restaurant company. Mr. Way has served as president of Ryan’s Family Steak Houses, Inc. since 1988, as its chief executive officer since 1989, and as its chairman since October 1992. From 1986 until 1988, Mr. Way served as executive vice president, treasurer and secretary of Ryan’s Family Steak Houses, Inc. Mr. Way currently serves as a director of Ryan’s Family Steak Houses, Inc. Mr. Way has served as a director of the Company since September 1991.

KEN R. BRAMLETT, JR. (43), Senior Vice President, and General Counsel, Personnel Group of America, Inc., Charlotte, North Carolina, an information technology and personnel staffing services company. Mr. Bramlett has served as senior vice president and general counsel of Personnel Group of America, Inc. since October 1996, as chief financial officer from October 1999 to January 2001, and as a director of that company from August 1997 to January 2001. Prior to October 1996, Mr. Bramlett was an attorney with Robinson, Bradshaw & Hinson, P.A., a Charlotte, North Carolina, law firm, for 12 years. Mr. Bramlett has served as a director of the Company since October 1993.

The following table sets forth the sole (unless otherwise indicated) beneficial ownership, as defined by Rule 13d-3 promulgated under the Securities Exchange Act of 1934, of Shares as of June 20, 2003, for each director, nominee, or executive officer identified in the Summary Compensation Table and all directors and executive officers as a group.

OWNERSHIP OF COMMON STOCK OF MANAGEMENT AS OF JUNE 20, 2003

	Shares Beneficially Owned
Name of Individual or Number in Group	Amount (1)		Percent of Class
Charles D. Walters	1,795,538	(2)	9.8%
A. Alexander McLean, III	470,360	(3)	2.6%
James R. Gilreath	160,500	(4)	*
Charles D. Way	76,000		*
Ken R. Bramlett, Jr.	66,800		*
Douglas R. Jones	62,000		*
William S. Hummers, III	60,280		*
Mark C. Roland	49,000		*
Charles F. Gardner, Jr.	34,300		*
Director and all executive officers as a group (10 persons)	2,780,578		14.5%

*Less than 1%.

(1)	Includes the following Shares subject to options exercisable within 60 days of June 20, 2003: Mr. Walters – 503,866; Mr. McLean – 391,351; Mr. Gilreath – 60,000; Mr. Way – 60,000; Mr. Bramlett – 60,000; Mr. Jones – 57,000; Mr. Hummers – 48,000; Mr. Roland – 49,000; Mr. Gardner – 34,300; Directors and Executive Officers as a group – 1,269,317.

(2)	Includes 53,500 Shares held in trust for the benefit of Mr. Walters’ grandchildren and nephew, and 3,040 Shares held by Mr. Walters’ spouse. Mr. Walters disclaims beneficial ownership of these Shares. Also includes 190,857 Shares held by a family limited partnership of which Mr. Walters is the general partner.

(3)	Includes 51,000 Shares in a self-directed retirement account maintained for the benefit of Mr. McLean.

(4)	Includes 7,500 Shares held in a profit-sharing trust for which Mr. Gilreath serves as trustee. Also includes 90,000 Shares in a limited partnership in which Mr. Gilreath is a partner.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange act of 1934 requires the Company’s directors and executive officers, and persons who own more than 10 percent of a registered class of the Company’s equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Executive officers, directors, and greater-than-10-percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, all of the Company’s executive officers, directors, and greater-than-10-percent beneficial owners have complied with such reporting requirements during the fiscal year ended March 31, 2003, except that Form 4’s reporting the issuance of options to Messrs. Walters, Jones, McLean, Roland, Gardner, and Mr. Greg L. Thompson in October 2002 were filed late.

SHAREHOLDER RETURN

Performance Graph. The following chart provides a graphic comparison of the cumulative shareholder return on the Company’s Shares to (a) the cumulative total return of the NASDAQ Composite Index and (b) the cumulative total return of the NASDAQ Financial Index. All cumulative returns assume the investment of $100.00 in each of the Company’s Shares, the NASDAQ Composite Index and the NASDAQ Financial Index on March 31, 1998.

Comparison of Cumulative Total Return Between World

Acceptance Corporation, NASDAQ Composite Index and

NASDAQ Financial Index

	3/31/98	3/3/1/99	3/31/00	3/31/01	3/31/02	3/31/03
World Acceptance Corporation	100.00	81.13	76.42	105.96	105.96	135.85
NASDAQ Composite Index	100.00	135.08	250.99	101.32	101.32	74.37
NASDAQ Financial Index	100.00	90.11	85.39	117.52	117.52	109.00

EXECUTIVE COMPENSATION

Report of Compensation and Stock Option Committee

The Compensation and Stock Option Committee is responsible for establishing compensation and benefits for the members of senior management of the Company. This Committee annually evaluates the Company’s performance and compensation paid to the Company’s executive officers and other senior management. It is also responsible for administering the Company’s 1992, 1994, and 2002 Stock Option Plans and meets periodically to consider option grants to newly hired, promoted, and existing members of management.

Objectives and Policies

The Compensation and Stock Option Committee seeks to establish compensation policies, plans, and programs to accomplish two objectives: (i) to attract and retain highly capable and well-qualified executives and other employees and (ii) to focus executives’ efforts on increasing shareholder value. To achieve these objectives, the committees have established a compensation package consisting of base salary, short-term incentive compensation in the form of annual cash bonuses based on the performance of the Company during the prior fiscal year, and long-term incentive compensation primarily in the form of discretionary stock options and restricted stock awards that vest over a period of time.

The following executive officers have been compensated pursuant to the objectives described above in accordance with employment agreements and in accordance with incentive compensation plans described below: Messrs. Walters and McLean since the beginning of fiscal 1995, and Mr. Jones since August 1999. The Compensation and Stock Option Committee believes that it is desirable to tie a significant percentage of each executive’s overall compensation to the achievement of goals designed to maximize shareholder value. Accordingly, the employment agreements provide for minimum base salary levels subject to adjustment at the discretion of the Committee, potentially significant annual cash bonus awards based on the achievement of objective annual Company performance goals, and potentially significant awards of stock options and restricted stock based on the achievement of objective long-term Company performance goals.

For fiscal 2003 Messrs. Walters, Jones, and McLean were paid the minimum base salaries established under their employment agreements. The amount of cash bonuses awarded to Messrs. Walters, Jones, and McLean for fiscal 2003 were determined in accordance with the Company’s Executive Incentive Plan (the “Executive Incentive Plan”) and based on the Company’s achievement of pre-established annual goals related to (1) increases in earnings per share, (2) growth in loans receivable, (3) expense control, and (4) control of loan charge-offs. The Committee selected these goals to motivate and reward the maximization of shareholder value based on its belief that earnings per share is the most direct measure of shareholder value and that growth in loans receivable, expense control and charge-off control are the three most significant determinants of earnings per share. The relative weights assigned to each of these goals in determining the amount of cash bonus compensation for Messrs. Walters, Jones, and McLean in fiscal 2003 were as follows: earnings per share – 40%; growth in loans receivable – 25%; expense control – 25%; and charge-off control – 10%. Possible bonuses ranging from 25%

to 150% of base salary for Mr. Walters, from 22.5% to 135% of base salary for Mr. Jones, and from 20% to 120% of base salary for Mr. McLean were available for fiscal 2003 depending upon whether the Company reached the pre-established minimum, threshold, target, or maximum levels of achievement with respect to a particular goal. During fiscal 2003, the Company achieved maximum performance levels with respect to its goals for earnings per share, growth in loans receivable and expense control, and minimum level with respect to charge-off control. As a result, the cash bonuses payable under the Executive Incentive Plan amounted to 137.5%, 123.8% and 110.0% of base salary for Messrs. Walters, Jones, and McLean, respectively.

The compensation of the Company’s other three executive officers, Mr. Roland, Mr. Gardner, and Mr. Thompson, provide for bonuses which are based 70%, 50%, and 50%, respectively, on the same Company performance goals that determine the compensation of Messrs. Walters, Jones, and McLean, with the balance of the potential bonus based on the achievement of business unit performance goals.

Historically, the long-term incentive components of the Company’s executive compensation have been stock options under the 1992, 1994, and 2002 Stock Option Plans. Options may have a term of up to 10 years, but expire earlier upon an executive’s termination of employment. Options granted under the 1992, 1994, and 2002 Stock Option Plans are exercisable at the fair market value of the Shares at the date of grant. Restricted stock awards may contain such transfer restrictions and vesting and other terms as determined by the Compensation and Stock Option Committee.

Section 162(m) of the Internal Revenue Code prohibits publicly held corporations from deducting as an expense for tax purposes the amount by which compensation paid to certain executives exceeds $1,000,000 annually. Certain types of incentive compensation are excepted from this prohibition. While the current compensation levels of the Company’s executives are well below this limit, the Committee intends to consider the effects of Section 162(m) in determining whether any of the Committee’s policies, or any of the Company’s compensation plans, should be changed to avoid payment of nondeductible compensation.

Compensation of Chief Executive Officer

Mr. Walters’ compensation for fiscal 2003 was determined in the manner and in accordance with the policies described above.

During fiscal 2003, the Company continued to experience excellent improvement in its operating performance. For the 12 months ended March 31, 2003, the Company earned $22.9 million, representing an 18.2% increase over the prior year, a 10.4% return on average assets and a 22.2% return on average equity. During the last three fiscal years ended March 31, 2001, 2002, and 2003, Mr. Walters has overseen increases in the Company’s office network of 10, 21, and 29 net new offices, respectively; and in gross loans receivable, the Company’s primary earning assets, of 22%, 7%, and 18% respectively. Additionally, the Committee has compared Mr. Walters compensation package to those of chief executive officers of similar companies. Based on these factors, the Committee continues to believe that Mr. Walters’ compensation as Chief Executive Officer appropriately reflects the Company’s short-term and long-term performance.

CEO Succession

In October 2002, The Board of Directors, upon the recommendation of the Committee, approved a CEO Succession Plan, pursuant to which the position of Chief Executive Officer will be passed from Mr. Walters to Mr. Jones effective as of this Annual Meeting. Mr. Walters will remain as Chairman of the Board of Directors. In connection with the CEO Succession Plan, the terms of the employment agreements of Messrs. Walters and Jones are being amended and restated. In general, Mr. Walters will continue to be compensated in accordance with the terms of his employment agreement through March 31, 2004, unless extended, at which time Mr. Walters would be eligible for severance payments in accordance with the terms of his employment agreement. The terms of Mr. Jones’ employment will generally remain the same following his transition to Chief Executive Officer, except that his annual minimum base salary will be increased from $223,000 to $250,000 and his possible bonus range for fiscal 2004 under the Company’s executive incentive plan will be increased from 22.5% –135% to 25% – 150%. For additional information concerning the terms of these employment agreements, see “Employment and Severance Agreements” below.

COMPENSATION AND STOCK OPTION COMMITTEE

James R. Gilreath, Chairman

Ken R. Bramlett, Jr.

William S. Hummers, III

Charles D. Way

Summary Compensation Table

The following table sets forth certain information with respect to compensation paid or accrued by the Company during the fiscal years ended March 31, 2003, 2002 and 2001 with respect to the chief executive officer of the Company and, except as otherwise noted, the four other executive officers of the Company whose salary and bonus exceeded $100,000 in the fiscal year ended March 31, 2003.

Summary Compensation Table

		Annual Compensation				Long-Term Compensation Award
Name and Principal Position	Year	Salary($)	Bonus($)	Other Annual Compensation($)		Securities Underlying Options (#)	All Other Compensation($)

Charles D. Walters Chairman and Chief Executive Officer	2003 2002 2001	274,667 266,666 258,791	379,500 268,000 358,000	(1 (1 (1	) ) )	10,000 20,000 —	70,171 16,921 22,550	(2) (3) (4)

Douglas R. Jones President and Chief Operating Officer	2003 2002 2001	208,000 195,917 183,750	259,875 178,200 217,035	(1 (1 (1	) ) )	35,000 20,000 20,000	6,090 3,499 1,394	(5) (5) (5)

A. Alexander McLean, III Executive Vice President and Chief Financial Officer	2003 2002 2001	196,875 187,500 178,817	218,295 151,200 200,533	(1 (1 (1	) ) )	7,500 20,000 —	6,071 3,472 5,303	(5) (5) (5)

Mark C. Roland Executive Vice President Southern Division	2003 2002 2001	152,350 137,183 129,368	151,645 91,005 107,661	(1 (1 (1	) ) )	7,500 10,000 10,000	5,605 3,464 5,306	(5) (5) (5)

Charles F. Gardner, Jr. Senior Vice President Western Division	2003 2002 2001	107,950 100,333 86,558	95,600 72,997 82,335	(1 (1 (1	) ) )	5,000 10,000 10,000	5,526 3,384 3,213	(5) (5) (5)

(1)	Certain amounts may have been expended by the Company which may have had value as a personal benefit to the named officer. However, the total value of such benefits did not exceed the lesser of $50,000 or 10% of the annual salary and bonus of such named officer for the fiscal year reported.

(2)	Includes $6,060 in company-matching contributions under the Company’s 401(k) plan and $64,111 paid to Mr. Walters as reimbursement for life insurance premiums paid by him to purchase split-dollar insurance covering his life. The split-dollar arrangement was subsequently discontinued and all previous advances made by the company were repaid.

(3)	Includes $3,465 in company-matching contributions under the Company’s 401(k) plan and $13,456 representing the assumed present value of the non-term portion of premium payments made on behalf of Mr. Walters by the Company to purchase split-dollar insurance covering Mr. Walters’s life, assuming repayment of such amount by Mr. Walters upon retirement at age 65 at an interest rate of 8% per annum.

(4)	Includes $5,304 in company-matching contributions under the Company’s 401(k) plan and $17,246 representing the assumed present value of the non-term portion of premium payments made on behalf of Mr. Walters by the Company to purchase split-dollar insurance covering Mr. Walters’s life, assuming repayment of such amount by Mr. Walters upon retirement at age 65 at an interest rate of 8% per annum.

(5)	Amount represents company-matching contributions under the Company’s 401(k) plan.

Option Grants Table

The following table sets forth information with respect to options granted during the fiscal year ended March 31, 2003, to the named officers.

Option Grants in Last Fiscal Year (1)

	Individual Grants
	Number of Securities Underlying Options Granted (#)	% of Total Options Granted to Employees in Fiscal Year (%)	Exercise or Base Price ($/Sh) (1)	Expiration Date	Potential Realized Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (2)
Name					5% ($)	10% ($)
Charles D. Walters	10,000	5.5	8.29	10/24/12	52,135	132,121
Douglas R. Jones	25,000	13.9	9.00	5/14/12	141,501	358,592
	10,000	5.5	8.29	10/24/12	52,135	132,121

	35,000				193,637	490,713

A. A. McLean, III	7,500	4.2	8.29	10/24/12	29,102	99,091
Mark C. Roland	10,000	5.5	9.00	5/14/12	56,601	143,437
	7,500	4.2	8.29	10/24/12	39,102	99,091

	17,500				95,702	242,528

Charles F. Gardner, Jr.	5,000	2.8	8.29	10/24/12	26,068	66,061

(1)	All Options shown in this table were granted under the Company’s 1994 and 2002 Stock Option Plans at the fair market value of the Shares on the date of grant (defined as the closing sale price of the Shares as quoted on the NASDAQ National Market System).

(2)	These amounts represent only certain assumed rates of appreciation. Actual gains, if any, on stock option exercises and common stock holdings cannot be predicted, and there can be no assurance that the gains set forth in the table can be achieved. No gains to the option holders are possible without increases in the price of the Shares, which will benefit all shareholders.

Option Exercises and Year-End Value Table

The following table sets forth information with respect to option exercises and unexercised options held as of March 31, 2003.

Aggregated Option Exercises in Last Fiscal Year

and Fiscal Year-End Option Values

	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at FY-End (#)		Value of Unexercised In-the-Money Options at FY-End ($) (1)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Charles D. Walters	—	—	503,866	26,000	$743,703	$16,860
Douglas R. Jones	—	—	42,000	83,000	130,754	128,856
A. Alexander McLean, III	15,000	$55,510	391,351	23,500	707,856	15,085
Mark C. Roland	15,000	$50,425	47,000	38,500	91,992	59,503
Charles F. Gardner, Jr.	2,500	$15,012	27,700	27,800	71,173	59,112

(1)	The fair market value used for computations in this column was $9.00, which was the last sales price of the shares on March 31, 2003.

Employment and Severance Agreements

The Company maintains employment agreements with Messrs. Walters, Jones and McLean. The agreements of Messrs. Walters and Jones are being amended and restated effective June 1, 2003 in connection with the transfer of the position of Chief Executive Office from Mr. Walters to Mr. Jones effective August 6, 2003. Unless otherwise noted, the description below includes the terms of the agreements of Messrs. Walters and Jones as expected to be amended and restated based on agreements in principle with these executives regarding the revised terms.

These agreements expire on March 31, 2004 for Walters and March 31, 2006 for Jones and McLean. The terms of these agreements are ten months for Walters and three years for Jones and McLean and provide for current annual base salaries of not less than $285,000, $223,000 (to be increased to $250,000 upon his appointment as Chief Executive Officer) and $208,400, for Walters, Jones and McLean, respectively, as determined by the Compensation Committee. These salaries are subject to annual increases as determined by the Compensation Committee. In addition, the agreements provide for the payment of annual cash incentive payments in accordance with the terms of the Company’s Executive Incentive Plan, based on the Company’s achievement of certain pre-established performance criteria. For fiscal 2003, the performance criteria related to achievement of a certain level of earnings per common share, a certain amount of growth in loans receivable, the control of general and administrative expense within certain limits, and control over the level of charge-offs.

Under the agreements with Messrs. Walters, Jones and McLean, the Company has agreed to provide each with long-term disability insurance benefits equal to 60% of such executive’s base salary at the time of disability. These agreements also provide for severance payments and the continuation of certain benefits if the executive is terminated without cause or constructively discharged (as defined in the agreements). In the event of such termination without cause or constructive discharge, including any such termination or discharge that occurs within one year after a change of control of the Company, the executive is entitled to receive (i) severance pay equal to 100% of such executive’s base salary at the time of termination or change of control, as the case may be, for 24 months in the case of Mr. Walters and for the longer of 24 months or the remaining term of the employment agreement in the case of Messrs. Jones and McLean, (ii) the continuation of all other perquisites and benefits available under the agreement for a period of 24 months from the date of termination, and (iii) annual incentive compensation payments prorated to the date of termination. Under the terms of Mr. Walters’ amended and restated employment agreement, he would be entitled to a prorated annual incentive compensation payment only if his employment were terminated prior to August 6, 2003.

In connection with Mr. Walters’ transfer from the position of Chief Executive Officer effective August 6, 2003, his employment agreement is being modified in several other respects. His employment agreement will provide for a pro-rated annual incentive award for fiscal 2004 equal to 5/12 of the award he would have received had he remained Chief Executive Officer for all of fiscal 2004. His agreement will also be modified with respect to life insurance that had formerly been provided by the Company to satisfy a covenant in his employment agreement that the Company maintain at least $2,000,000 in life insurance coverage for the benefit of Mr. Walters’ designated beneficiary. The Company had formerly satisfied this obligation by making premium payments on a split-dollar life insurance policy. Under agreed terms of his revised employment agreement, this split-dollar policy has been unwound in exchange for the Company’s agreement to reimburse Mr. Walters (including gross-ups for any taxes he may incur as a result of such reimbursements) for his cost to purchase, during the remaining term of his amended and restated employment agreement, $1,000,000 of life insurance. The Company also agreed, during the period beginning August 6, 2003 and ending March 31, 2004 (unless extended), to provide Mr. Walters with office space and administrative assistance sufficient to enable him to perform his duties and obligations as Chairman of the Board.

Messrs. Walters, Jones and McLean have agreed not to compete with the Company during the term of their employment and for two years thereafter.

Supplemental Executive Retirement Plan

The Company has instituted a Supplemental Executive Retirement Plan (“SERP”), which is a non-qualified executive benefit plan in which the Company agrees to pay the executive additional benefits in the future, usually at retirement, in return for continued employment by the executive. The Company selects the key executives who participate in the SERP. The SERP is an unfunded plan, which means there are no specific assets set aside by the Company in connection with the establishment of the plan. The executive has no rights under the agreement beyond those of a general creditor of the Company. The Company has currently entered into SERP contracts with nine senior level managers, including all executive officers. The SERP contracts provide for a retirement benefit of 45% of the executive’s final base salary, multiplied by a “Days of Service Fraction” should the executive elect early retirement. No executive will be granted early retirement until he has reached age 57 and has been a participant of the plan for at least eight years.

The expected benefits associated with such persons, assuming retirement at age 65, are as follows:

Name	Year of Birth	Retirement Age	Annual Retirement Benefits	Duration of Retirement Benefits
Charles D. Walters	1939	65	$133,615	15 years
Douglas R. Jones	1951	65	141,331	15 years
A. Alexander McLean III	1951	65	139,638	15 years
Mark C. Roland	1956	65	122,316	15 years
Charles F. Gardner, Jr.	1961	65	94,659	15 years

Equity Plan Compensation Information

The following table sets forth certain information as of March 31, 2003, regarding the Company’s three equity compensation plans, the 1992, 1994 and 2002 Stock Option Plans. These plans have been approved by the Company’s shareholders.

Equity Compensation Plan Information as of March 31, 2003

Plan Category	Number of securities to be issued upon exercise of outstanding option, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
All equity compensation plans approved by security holders	2,608,645	$7.34	426,210

APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

Report of the Audit Committee of the Board of Directors

The Audit Committee Reviews the Company’s financial reporting process on behalf of the Board of Directors. The Audit Committee is composed of three directors, each of whom is independent within the meaning of applicable NASDAQ rules and all of whom have accounting or related financial management expertise. The Audit Committee operates under a written charter approved by the Board of Directors.

Management is responsible for the Company’s financial reporting process, including its system of internal control, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. The Company’s independent auditors are responsible for auditing those financial statements. Our responsibility as members of the Audit Committee is to monitor and review these processes. It is not our duty or our responsibility to conduct auditing or accounting reviews or procedures. We are not employees of the Company and we may not be, and we may not represent ourselves to be or to serve as, accountants or auditors by profession or experts in the fields of accounting or auditing. Therefore, we have relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America and on the representations of the independent auditors included in their report on the

Company’s financial statements. Our oversight does not provide us with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, our considerations and discussions with management and the independent auditors do not assure that the Company’s financial statements are presented in accordance with generally accepted accounting principles, that the audit of our Company’s financial statements has been carried out in accordance with generally accepted auditing standards or that our Company’s independent accountants are in fact “independent.”

In this context, the Audit Committee met with management and the independent accountants to review and discuss the March 31, 2003, audited consolidated financial statements. The Audit Committee also discussed with the independent accountants the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Audit Committee also received written disclosures and a letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent accountants that firm’s independence. In particular, the Audit Committee considered whether the provision of the services set forth below in “All Other Fees” is compatible with maintaining the independence of the accountants.

Based upon the Audit Committee’s discussions with management and the independent accountants, and the Audit Committee’s review of the representations of management and the independent accountants, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended March 31, 2003, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

Charles D. Way, Chairman

Ken R. Bramlett, Jr.

William S. Hummers, III

Audit Fees

For fiscal year 2003, KPMG LLP billed the Company an aggregate of $95,100 for professional services rendered for the audit of the Company’s annual financial statements for the year ended March 31, 2003 and reviews of the financial statements included in the Company’s Forms 10-Q for the current fiscal year.

All Other Fees

For fiscal year 2003, KPMG LLP billed the Company an aggregate of $83,000 for other fees. These fees included services primarily for tax compliance ($65,000), and the audit of the employee benefit plan ($18,000).

The Board, upon the recommendation of the Audit Committee, has approved the selection of the firm KPMG LLP as independent public accountants to examine the books of the Company and its subsidiaries for the current fiscal year, to report on the consolidated balance sheet and related statement of operations of the Company and its subsidiaries, and to perform such other appropriate accounting services as may be required by the Board. The Board recommends that the shareholders vote in favor of ratifying and approving the selection of KPMG LLP for the purposes set forth above.

The Company has been advised by KPMG LLP that the firm did not have any direct financial interest or any material indirect financial interest in the Company and its subsidiaries during the Company’s most recent fiscal year.

Representatives of KPMG LLP are expected to be present at the Meeting with the opportunity to make a statement if they so desire, and they are expected to be available to respond to appropriate questions.

Approval of the proposal requires the affirmative vote of a majority of the Shares voted on the proposal. Should the shareholders vote negatively, the Board of Directors will consider a change in accountants for the next year.

The Board unanimously recommends a vote FOR ratifying the selection of KPMG LLP as independent public accountants to audit the books of the Company and its subsidiaries for the current year.

PROPOSALS FOR 2004 ANNUAL MEETING OF SHAREHOLDERS

Shareholders who intend to present proposals for consideration at next year’s annual meeting are advised that any such proposal must be received by the Secretary of the Company by no later than the close of business on March 2, 2004, if such proposal is to be considered for inclusion in the proxy statement and proxy appointment form relating to that meeting. Only persons who have held beneficially or of record the lesser of at least $2,000 in market value, or 1% of the outstanding Common Stock, for at least one year on the date the proposal is submitted and who continue in such capacity through the meeting date are eligible to submit proposals to be considered for inclusion in the Company’s proxy statement. In addition, under SEC rules, proxies of the Board of Directors may exercise their discretionary voting authority to vote against any shareholder proposal raised at next year’s annual meeting if notice of such proposal is received by the Secretary of the Company later than the close of business on May 17, 2004.

OTHER MATTERS

The Board and the Company’s officers are not aware of any other matters that may be presented for action at the Meeting, but if other matters do properly come before the Meeting, it is intended that Shares represented by proxies in the accompanying form will be voted by the persons named in the proxy in accordance with their best judgment.

You are cordially invited to attend this year’s Meeting. However, whether you plan to attend the Meeting or not, you are respectfully urged to sign and return the enclosed proxy, which will, of course, be returned to you at the Meeting if you are present and so request.

CHARLES D WALTERS

By:
Chairman of the Board and Chief Executive Officer

June 30, 2003

Notice of Annual Meeting

and

Proxy Statement

Annual Meeting

of Shareholders

to be held on

August 6, 2003